UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            FORM 8-K



                         Current Report
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of report (Date of earliest event reported) March 14, 1997

                       CUC International Inc.
           (Exact name of Registrant as specified in charter)


             Delaware                 1-10308          06-0918165
(State or other jurisdiction      (Commission       (I.R.S. Employer
  of incorporation)               File Number)     Identification No.)


       707 Summer Street
     Stamford, Connecticut                                06901
(Address of principal executive offices)                (Zip Code)


                             (203)324-9261
            (Registrant's telephone number, including area code)


                            Not applicable
(Former name or former address, if changed since last report.)



ITEM 5.   OTHER EVENTS


Post-Merger Financial Results


On January 31, 1997, KA Acquisition Corp. ("Acquisition"), a wholly-owned subsidiary of CUC International Inc. (the "Company"), acquired all of the issued and outstanding capital stock of Knowledge Adventure, Inc. ("Knowledge Adventure"), pursuant to the terms of an Agreement and Plan of Merger dated October 11, 1996 (as amended on December 20, 1996) among the Company, Acquisition, and Knowledge Adventure. Knowledge Adventure is engaged in the design, development and distribution of interactive, multimedia computer software for the children's educational market. This acquisition is being accounted for as a pooling-of-interests.

On February 13, 1997, the Company acquired substantially all of the assets and assumed specific liabilities of Numa Corporation ("Numa"), pursuant to an Asset Purchase Agreement dated January 8, 1997. Numa publishes personalized heritage publications and markets and sells personalized merchandise. This acquisition is being accounted for as a pooling-of-interests.

The following is a summary of certain interim financial results of the Company, on a consolidated basis, reflecting the combined operations of the Company, Knowledge Adventure and Numa.

For the one-month period ended March 14, 1997, the Company had consolidated revenues and net income of approximately $210 million and $22 million ($.05 per share), respectively. The weighted average number of Company common shares outstanding for this period was approximately 432.7 million shares.




                            SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant had duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                              CUC International Inc.
                              (Registrant)





Date: March 17, 1997          By: COSMO CORIGLIANO
                              Cosmo   Corigliano  -   Senior   Vice
                              President and Chief Financial Officer
                              (Principal Financial and Accounting
                                Officer)